Exhibit 99.1

PRESS STATEMENT

FOR IMMEDIATE DISTRIBUTION

VIRGINIA NATIONAL BANKSHARES CORPORATION ANNOUNCES

QUARTERLY CASH DIVIDEND

Charlottesville, VA – November 20, 2023 - Virginia National Bankshares Corporation (the “Company”) (NASDAQ: VABK) announced today that on November 17, 2023 its Board of Directors declared a quarterly cash dividend of $0.33 per share to be paid on December 22, 2023 to shareholders of record as of December 8, 2023. The quarterly cash dividend represents an annual yield to shareholders of approximately 3.69% based on the closing price of the Company’s common stock on November 17, 2023.

About Virginia National Bankshares Corporation

Virginia National Bankshares Corporation, headquartered in Charlottesville, Virginia, is the bank holding company for Virginia National Bank. The Bank has eight banking offices throughout Fauquier and Prince William counties, three banking offices in Charlottesville and Albemarle County, and banking offices in Winchester and Richmond, Virginia. The Bank offers a full range of banking and related financial services to meet the needs of individuals, businesses and charitable organizations, including the fiduciary services of VNB Trust and Estate Services. Investment management services are offered through Masonry Capital Management, LLC, a registered investment adviser and wholly-owned subsidiary of the Company.

The Company’s common stock trades on the Nasdaq Capital Market under the symbol “VABK.” Additional information on the Company is also available at www.vnbcorp.com.

Virginia National Bankshares Corporation Contact: Tara Y. Harrison, 434-817-8587